Exhibit (D)(12)

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered as of 5:00 p.m., Houston, Texas time, on December 5, 2011 (the “Effective Time”), by and between Brigham Exploration Company, a Delaware corporation (the “Company”), and Fargo Acquisition Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to sell and issue to the Purchaser, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and

WHEREAS, the parties desire to set forth the terms upon which the Purchaser shall purchase and the Company shall sell and issue such shares of Common Stock.

NOW, THEREFORE, for and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

AGREEMENT

Section 1. Purchase and Sale of Shares; Closing.

(a) Purchase and Sale of Shares. At the Closing (as defined below) and on the terms set forth in this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 6,249,857 shares of Common Stock (the “Shares”). The purchase price (the “Purchase Price”) for the Shares shall be $228,119,791.66. The Purchaser shall make payment for the Shares by wire transfer to Wells Fargo Bank, N.A. to a bank account designated by Wells Fargo Bank, N.A. in writing to the Purchaser prior to the Closing, or by such other payment method as is mutually agreed to by the Purchaser and the Company.

(b) Closing. The purchase and sale of the Shares shall take place on the date hereof at the offices of Vinson & Elkins L.L.P., on the Effective Time, or at such other time and place as the Company and the Purchaser shall mutually agree (which time and place are designated as the “Closing”).

Section 2. Representations and Warranties of the Company. The Company represents and warrants the following to the Purchaser as of the date of the Closing:

(a) Power; Authorization. The Company has all requisite power and authority to execute and deliver this Agreement, to issue and sell the Shares that are being purchased by the Purchaser hereunder and to consummate the transactions contemplated by this Agreement. All requisite action on the part of the Company and its directors and officers necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder has been taken. This Agreement has been duly and validly executed and delivered and, assuming due authorization, execution and delivery of this Agreement by the

Purchaser, constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity.

(b) Valid Issuance of Shares. The Shares that are being purchased by the Purchaser hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free and clear of all liens and restrictions imposed by or through the Company other than restrictions as set forth in this Agreement and under applicable federal and state securities laws. The sale and issuance of the Shares are not subject to any preemptive rights, rights of first offer or rights of first refusal and are not subject to any voting trust agreement or other contract restricting or otherwise relating to the voting or disposition of the Shares.

(c) Offering. Based in part on the accuracy of the Purchaser’s representations and warranties set forth in this Agreement, the offer, sale and issuance to the Purchaser of the Shares as contemplated by this Agreement are exempt from the registration and qualification requirements of applicable United States federal and state securities laws, including the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in compliance with all applicable United States federal and state securities and blue sky laws. Neither the Company nor any person acting on its behalf has engaged, in connection with the offering of the Shares, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or any other action that would cause the loss of such exemption.

Section 3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants the following to the Company as of the date of the Closing:

(a) Power; Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement. Any and all corporate action necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Purchaser hereunder has been taken. This Agreement has been duly and validly executed and delivered and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity.

(b) Accredited Investor. The Purchaser is an “accredited investor,” as such term is defined under Rule 501 of the Securities Act.

Section 4. Survival of Representations by the Company and the Purchaser. The representations and warranties made by the Company in Section 2 of this Agreement and by the Purchaser in Section 3 of this Agreement shall survive the Closing. The covenants and agreements of the Company and the Purchaser contained in this Agreement shall survive until fully performed in accordance with their terms.

Section 5. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings (whether written or oral) by or between the parties to this Agreement with respect to the subject matter hereof.

Section 6. Binding Effect; Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective heirs, permitted successors, permitted assigns, permitted distributees or legal representatives any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

Section 7. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION.

Section 9. Consent to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware or the federal courts of the United States located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any party in the performance by that party of its obligations with respect to this Agreement is not a consent or waiver to or of any other breach or default in the performance by that party of the same or any other obligations of that party with respect to this Agreement. Failure on the part of a party to complain of any act of any person or to declare any party in default with respect to this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that party of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 11. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective when each of the parties has received one or more counterparts signed by all of the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

BRIGHAM EXPLORATION COMPANY

By:	/s/ Jeffery Larson
Name:	Jeffery Larson
Title:	Executive Vice President - Operations

PURCHASER:

FARGO ACQUISITION INC.

By:	/s/ Irene Rummelhoff
Name:	Irene Rummelhoff
Title:	President

SIGNATURE PAGE TO

SUBSCRIPTION AGREEMENT